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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         COMMISSION FILE NUMBER 1-12251


                                AMERISAFE, INC.
             (Exact name of registrant as specified in its charter)


                            2301 HIGHWAY 190 WEST
                         DERIDDER, LOUISIANA  70634
                               (318) 463-9052
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             CLASS A COMMON STOCK,
                            PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)    [X]
            Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]

         Number of holders of record as of the certification or notice date: none (0)


                                   Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, AMERISAFE, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 5, 1996                 AMERISAFE, INC.


                                        By:      /s/ ARTHUR L. HUNT
                                           ----------------------------------
                                           Arthur L. Hunt, Vice President